EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-59497, 333-121246 and 333-128610, of Flag Financial Corporation on Form S-3 and Registration Statement Nos. 333-78230 and 333-121345, of Flag Financial Corporation on Form S-8 of our report, dated March 16, 2005, relating to the consolidated financial statements of First Capital Bancorp, Inc. and subsidiaries for the two years ended December 31, 2004 which appear in this Current Report on Form 8-K.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

November 22, 2005